Exhibit 3.1

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACCRETION ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

ACCRETION ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.            The name of the Corporation is “Accretion Acquisition Corp.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 26, 2021 (the “Original Certificate”). An amended and restated certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 6, 2021 (the “Amended and Restated Certificate of Incorporation”).

2.          This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3.           This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”).

4.            The text of Section (A)(3) of Article Fifth is hereby amended and restated to read in full as follows:

3.  “Termination Date” means (a) July 25, 2023, if such date is not a date on which government offices in Delaware are open, the next date on which such offices are open, or (b) up to December 25, 2023, if applicable under the provisions of Section (L) below).

5.             A new Section (L) of Article Fifth is hereby added to read in full as follows:

L.  In the event that the Corporation has not consummated an initial Business Combination by the Termination Date, the Board of Directors may, without another stockholder vote, elect to extend the period of time to consummate a Business Combination on a monthly basis up to five times by an additional one month each time after July 25, 2023 (in which case the term “Termination Date” shall be deemed to refer to such extended date), by resolution of the Board of Directors if requested by Accretion Acquisition Sponsor, LLC (the “Sponsor”), and upon five days’ advance notice prior to the applicable Termination Date, until December 25, 2023, provided that the Sponsor (or one or more of its affiliates or permitted designees) (the “Lender”) will deposit into the Trust Account an amount equal to the lesser of (a) an aggregate of $80,000 per month or (b) $0.04 per month for each currently outstanding IPO Share for each subsequent calendar month (commencing on July 25, 2023 and on the 25th day of each subsequent month), for an aggregate deposit of up to $400,000 (if all five additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured promissory note issued by the Corporation to the Lender. If the Corporation completes a Business Combination, it will repay the amounts loaned under the promissory note. If the Corporation does not complete a Business Combination by the applicable Termination Date, such promissory note will be repaid only from funds held outside of the Trust Account or will be forfeited, eliminated or otherwise forgiven.

6.             The text of Section (G) of Article Fifth is hereby amended and restated to read in full as follows:

G.  In the event that the Corporation does not consummate a Business Combination by the Termination Date (or up to December 25, 2023, if applicable under the provisions of (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the IPO Shares at a per-share price, payable in cash, equal to the aggregate amount then held in the Trust Account, including the interest earned held in the Trust Account and not previously released to the Corporation to pay its taxes (less up to $100,000 of interest for the Corporation’s dissolution expenses), divided by the total number of IPO Shares then outstanding, which redemption will completely extinguish such holders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to approval of the Corporation’s then stockholders, and subject to the requirements of the DGCL, including the adoption of a resolution by the Board pursuant to Section 275(a) of the DGCL finding the dissolution of the Corporation advisable and the provision of such notices as are required by said Section 275(a) of the DGCL, dissolve and liquidate, subject (in the case of clauses (ii) and (iii) above) to the Corporation’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law.

IN WITNESS WHEREOF, Accretion Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 21st day of April, 2023.

ACCRETION ACQUISITION CORP.

By:	/s/ Brad Morse
Name:	Brad Morse
Title:	Chief Executive Officer and Director

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